                                                                    Exhibit 12.1

                         STATEMENT REGARDING COMPUTATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES

                                  MANPOWER INC.
                                  (in millions)

                                                          9 MONTHS ENDED
                                                           SEPTEMBER 30,
                                                        ------------------
                                                          2003       2002
                                                        -------    -------
Earnings:
    Earnings before income taxes                        $ 141.6    $ 118.8
    Fixed charges                                          93.8       86.0
                                                        -------    -------
                                                        $ 235.4    $ 204.8
                                                        =======    =======
Fixed charges:
    Interest (expensed or capitalized)                  $  31.0    $  31.9
    Estimated interest portion of rent expense             62.8       54.1
                                                        -------    -------
                                                        $  93.8    $  86.0
                                                        =======    =======
Ratio of earnings to fixed charges                          2.5        2.4
                                                        =======    =======

                                                                    YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------------------
                                                         2002       2001       2000       1999       1998
                                                        -------    -------    -------    -------    -------
Earnings:
    Earnings before income taxes                        $ 188.0    $ 197.9    $ 265.2    $ 205.8    $ 113.8
    Fixed charges                                         116.5      107.4       94.0       71.6       65.1
                                                        -------    -------    -------    -------    -------
                                                        $ 304.5    $ 305.3    $ 359.2    $ 277.4    $ 178.9
                                                        =======    =======    =======    =======    =======
Fixed charges:
    Interest (expensed or capitalized)                  $  42.4    $  39.1    $  35.0    $  17.3    $  19.2
    Estimated interest portion of rent expense             74.1       68.3       59.0       54.3       45.9
                                                        -------    -------    -------    -------    -------
                                                        $ 116.5    $ 107.4    $  94.0    $  71.6    $  65.1
                                                        =======    =======    =======    =======    =======
Ratio of earnings to fixed charges                          2.6        2.8        3.8        3.9        2.7
                                                        =======    =======    =======    =======    =======

NOTE: The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.